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                                                                    EXHIBIT 10.1

                 2005 SHAREHOLDER VALUE CREATION INCENTIVE PLAN

      Participants designated by the Compensation and Options Committee of the Board of Directors of the Company (the "Committee") shall receive a grant having a Threshold, Target, and Maximum value designated in the grant. Grants are payable solely in cash. All grants vest upon completion of service to the following dates:

      All grants with Target value less
      than $100,000 vest 100% on                September 30, 2007, payable on
                                                November 1, 2007

      All grants with Target value of
      $100,000 or greater vest:    50% on       September 30, 2007, payable on
                                                November 1, 2007
                                   50% on       September 30, 2008, payable on
                                                October 1, 2008

      All grants vest 100% at Maximum upon a change in control (as described in the regulations under Section 409A of the IRC).

      Any grant to an employee whose service terminates for any reason prior to vesting shall terminate and have no value, except (i) as the Committee, in its sole discretion may determine otherwise, and (ii) that any unvested portion of a grant to any employee who becomes disabled (as defined in Section 409A of the IRC) or dies after September 30, 2007 and prior to September 30, 2008 shall vest on the date of disability (as defined in Section 409A of the IRC) or death and be payable as soon as practical thereafter; provided that the payment to any specified employees (as defined in Section 409A of the IRC) will be made not sooner than six months after the termination of employment.

      Except as otherwise provided by the Committee, the value of any grant shall be determined on the basis of the achievement of the following two metrics:

      1. Realized Synergies. The amount of synergies from the acquisition of Gulf States Pulp and Paperboard and Packaging Operations and actions taken to improve the efficiency and effectiveness of the combined operations thereafter realized and sustained shall be measured at the end of the Company's fiscal year ended September 30, 2007 to establish the then annualized run rate of realized and sustained synergies. The Threshold, Target and Maximum amounts will be $13.8 million, $18.4 million, and $23.0 million. The value of the portion of an award measured by Realized Synergies shall be $0 if synergies are less than Threshold, Threshold if synergies are equal to Threshold, Target if synergies are equal to Target, Maximum if equal to or more than Maximum and valued by straight line interpolation from Threshold to Target and Target to Maximum if between those amounts.

      2. Debt to EBITDA. The ratio of the Company's consolidated debt as of September 30, 2007 to annualized EBITDA for the period April 1, 2007 to September 30, 2007 shall be calculated in accordance with the rules set forth below and the value of any portion of an award measured thereby shall be $0 if the ratio is higher than 3.8, Threshold if the ratio is 3.8, Target if equal to
3.5 and Maximum if 3.2 or higher, and by straight line interpolation if the ratio is from Threshold to Target or Target to Maximum.

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      The following rules will apply when calculating EBITDA under this Plan:

      EBITDA Calculation: The actual EBITDA shall be calculated in accordance with the Company's published financial statements, except that the Committee shall adjust such calculations to exclude the effect of non-recurring items of gain or loss. Without limiting the generality of the foregoing, the Committee shall exclude:

   - Acquisitions - with respect to acquisitions, the Committee shall exclude the results of acquired operations and reduce debt by the purchase price therefore from the date of closing of such acquisition, unless the Committee determines that such acquisition should not be excluded.

   - Discontinued or sold operations - with respect to discontinued or sold operations, the Committee shall include the actual results of such operations until such date as the Company discontinues or sells them. In addition, the Committee shall exclude all severance costs, shut down costs, write offs and other one-time costs and gains relating to such discontinued or sold operations.

   - Plant closings - with respect to each closed facility, the Committee shall include the actual results of such facility until that date that the Company begins to cease operations at such facility. In addition, the Committee shall exclude all severance costs, shut down costs, write offs and other one-time costs and gains relating to each closed facility.

   - Severance costs - the Committee shall exclude all severance costs related to a workforce reduction of ten or more employees.

   - Extraordinary items - the Committee shall exclude the effects of any extraordinary items as defined in GAAP.

   - Cumulative effect of accounting changes - the Committee shall exclude the effects of any cumulative effect of accounting changes.

   - Prior period accounting error - the Committee shall exclude any adjustments made to the accounting records of the Company that relate to any prior period.

   - Asset impairment charges - the Committee shall exclude asset impairment charges, including goodwill adjustments taken under FAS 142.

   - New accounting pronouncements - the Committee shall eliminate the effects of any cumulative effect of any new accounting pronouncements with which the Company complies.

   - DuraFresh patent litigation - the Committee shall exclude the costs of the Durafresh patent litigation.